Exhibit 3.6

CERTIFICATE OF CORPORATE DOMESTICATION

OF

GIGCAPITAL7 CORP.

This Certificate of Corporate Domestication of GigCapital7 Corp. (this “Certificate”) has been executed and delivered on _______________________ for filing with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) by the undersigned person who is authorized to sign this Certificate on behalf of GigCapital7 Corp., the non-United States entity becoming domesticated as a corporation in the State of Delaware (the “Cayman Company”) by, among other steps, the filing of this Certificate with the Secretary of State.

1. The date on which the Cayman Company was first formed, incorporated, created or otherwise came into being is May 8, 2024.

2. The jurisdiction where the Cayman Company was first formed, incorporated, created or otherwise came into being is the Cayman Islands.

3. The name of the Cayman Company immediately prior to the filing of this Certificate is GigCapital7 Corp.

4. The name of the corporation as set forth in its certificate of incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is GigCapital7 Corp.

5. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Cayman Company immediately prior to the filing of this Certificate is the Cayman Islands.

6. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Cayman Company or by applicable non-Delaware law, as appropriate.

7. All provisions of the plan of domestication adopted in accordance with Section 388(l) of the General Corporation Law of the State of Delaware have been approved prior to the effectiveness of this Certificate in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the plan of domestication.

8. Both of the certificates required by Section 388(b) of the General Corporation Law of the State of Delaware are being filed simultaneously with the Secretary of State, and both certificates are to become effective upon their filing with the Secretary of State.

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